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                                                                    EXHIBIT 99.2

                              FOR IMMEDIATE RELEASE


                                METATEC ANNOUNCES
                        NEW LONG-TERM FINANCING AGREEMENT
            Key achievement as Metatec seeks to restore profitability

         DUBLIN, Ohio -- February 8, 2002 -- Metatec International, Inc. (Nasdaq: META) announced today that it has entered into a new long-term financing agreement with its current bank group, representing yet another key step toward Metatec's goal to return to profitability.

         The agreement covers approximately $18 million in debt currently outstanding under a term loan and a revolving credit program. The new agreement runs from February 2002 to April 2004.

         "We regard this agreement as an important vote of confidence in our business plan," said Christopher A. Munro, president and chief executive officer. "Our overall goal remains the same - to return to profitability by focusing on the growth of our supply chain services business while leveraging and properly sizing our core CD-ROM and DVD manufacturing business."

         Metatec provides supply chain solutions to major corporations in the U.S. and Western Europe through a variety of services, including CD-ROM and DVD manufacturing, product packaging, sub-assembly, procurement, warehousing, distribution and returns management.

         Munro said that Metatec appreciated the banks' support as new financing agreements were worked out.

         Munro said that the new agreement is the most recent step in a year-long process to restructure the company and return it to profitability. During the past year, Metatec has:

         -   acquired new business in its supply-chain services operations,

         - sold the assets of its California-based manufacturing plant and eliminated $9.5 million in related lease obligations,

         -   reduced its workforce by 42 percent, and

         - reorganized its sales operations into strategic business units to focus on growth within the computer hardware, software, media/publishing, telecommunications and certain industrial markets.


         Metatec also announced that it will report financial results for the fourth quarter and 2001 that will include certain restructuring charges and asset writedowns expected to be in the range of between $20 million and $25 million.

         Most of those charges do not affect Metatec's cash position. They include previously announced restructuring charges related to the closing of Metatec's disc manufacturing

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operations in California and workforce reductions in Dublin. Metatec is also writing down the carrying value of certain impaired assets following management's assessment of all operations, the current economic environment and future estimated cash flows. Metatec said that it continues to evaluate certain elements of the restructuring charges and writedowns, and that it will provide a definitive amount for the charges when its complete audited financial results for 2001 are announced, most likely by mid-March.

         Munro added that Metatec has completed a thorough analysis of all operations, and he is focusing his full attention on the key strengths that will drive results in 2002.

         "We have streamlined Metatec to make it stronger and more focused on the supply chain opportunities we have identified while appropriately sizing our CD-ROM manufacturing business," Munro said. "We believe that we have now addressed the major obstacles to our renewed growth and profitability and look forward to continued progress in the coming year."

                           About Metatec International

         Metatec International enables companies in the computer hardware, software, telecommunications and media/publishing markets to streamline the process of delivering products and information to market by providing technology driven supply chain solutions that increase efficiencies and reduce costs. Technologies include CD-ROM and DVD manufacturing services, a full range of supply chain management services and secure Internet-based software distribution services. Extensive real-time customer-accessible online reporting and tracking systems support all services. Metatec maintains operations in Ohio and The Netherlands.
More information about Metatec is available by visiting the company's web site at www.metatec.com, www.metatec.nl and www.irbyctc.com.

                           Forward-Looking Statements

         Except for historical information, all other statements made in this news release are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause the company's actual results to differ materially from those projected. Such risks and uncertainties that might cause such a difference include, but are not limited to, changes in general business and economic conditions, changes in demand for CD-ROM products or supply chain services, excess capacity levels in the CD-ROM industry, the introduction of new products or services by competitors, increased competition (including pricing pressures), changes in manufacturing efficiencies, changes in supply chain services techniques, changes in technology and other risks indicated in the company's filings with the Securities and Exchange Commission, including Form 10-K for Metatec's year ended Dec. 31, 2000.